Exhibit 5(c)

Linklaters LLP
World Trade Centre Amsterdam
Zuidplein 180
1077 XV Amsterdam
Telephone (31 20) 799 6200
Facsimile (31 20) 799 6300

To:

Unilever N.V.
Weena 455
3013 AL Rotterdam
The Netherlands

SUBJECT TO CHANGE	27 July 2017

Dear Sirs

Unilever Group Registration Statement on Form F-3

1                                      We have acted as your Dutch legal advisers in connection with the registration statement on Form F-3 filed with the United States Securities and Exchange Commission on 27 July 2017 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933 (as amended) (the “Securities Act”) of debt securities of Unilever Capital Corporation, a Delaware corporation and Unilever N.V. (the “Debt Securities”), which, if issued, will be guaranteed as to payment of principal, premium, if any, and interest by Unilever United States, Inc., a Delaware corporation and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). The Debt Securities and any Dutch Guarantees (as defined below) relating thereto may be issued from time to time pursuant to the 2014 Indenture (as defined in the Schedule to this letter). We have taken instructions solely from Unilever N.V.

2                                      This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law) and market abuse, competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3                                      For the purpose of this opinion we have examined the documents listed and, where appropriate, defined (together with certain other terms used herein) in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chamber of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

following confirmations given by telephone or otherwise on the date of this opinion:

3.1                            Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2                            Confirmation from the insolvency office (afdeling insolventie) of the competent court in Rotterdam and the central insolvency register (centraal insolventieregister) that Unilever N.V. is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4                                      We have assumed the following:

4.1                            All copy documents conform to the originals and all originals are genuine and complete.

4.2                            Each signature is the genuine signature of the individual concerned.

4.3                            All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion and (i) in the case of the Debt Securities, authenticated, effectuated (where required), issued, accepted and paid for in compliance with the 2014 Indenture with the Dutch Guarantee (if applicable) attached thereto or endorsed thereon and (ii) in the case of the Dutch Guarantees, validly granted and delivered in compliance with the 2014 Indenture. All confirmations referred to in paragraph 3 are true.

4.4                            Unilever N.V. has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5                            The entry into and performance of the 2014 Indenture and the transactions contemplated thereby, including any issues of Dutch Securities or granting of Dutch Guarantees, are conducive to the corporate objects and in the interest of Unilever N.V.

4.6                            The extract from the minutes referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out in those minutes have been validly passed and the written resolutions referred to in the Schedule have been validly passed, and any conditions and limitations contained therein have been or will have been complied with. Each issue of Dutch Securities or granting of Dutch Guarantees will have been validly authorised by Unilever N.V.

4.7                            No advice is required from any works council under the Works Councils Act (Wet op de ondernemingsraden) in connection with Unilever N.V.’s update of the Shelf Programme, entry into and performance of the 2014 Indenture or the Dutch Guarantees and issue and performance of the Dutch Securities.

4.8                            The 2014 Power of Attorney and the 2014 Indenture including the Dutch Guarantees have been signed on behalf of Unilever N.V. by its chief executive officer or two executive members of its board of directors in office at the time of signing or, in the case of the 2014 Indenture including the Dutch Guarantees, by a person or persons duly authorised to do so under a valid power of attorney, if in facsimile with the approval of the signatory.

4.9                            The 2017 Power of Attorney and the Dutch Securities have been or will have been signed on behalf of Unilever N.V. by its chief executive officer or chief financial officer or two executive members of its board of directors in office at the time of signing, if in facsimile with the approval of the signatory.

4.10                     No member of Unilever N.V.’s board of directors has a conflict of interest (tegenstrijdig belang) with respect to the Shelf Programme, the Dutch Securities, the Dutch Guarantees or the 2014 Indenture (or the transactions contemplated thereby).

4.11                     All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into, accepted and duly performed by, each party other than Unilever N.V.

4.12                     All documents (including the Dutch Securities and the Dutch Guarantees), including any governing law provisions contained therein, are valid, binding and enforceable on each party (including Unilever N.V.) under the law to which they are expressed to be subject where that is not Dutch law, and under any applicable law other than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.13                     Insofar as any obligation of Unilever N.V. under the 2014 Indenture, the Dutch Securities or the Dutch Guarantees falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.14                     There are no provisions of any law, other than Dutch law, which may apply to the Dutch Securities, the Dutch Guarantees or the 2014 Indenture (or the transactions contemplated thereby) or to any power of attorney issued by Unilever N.V. (including the Powers of Attorney), which would affect this opinion.

4.15                     The Debt Securities will not be offered in, or admitted to trading on a regulated market in, the Netherlands.

4.16                     The Dutch Securities will be issued with terms and conditions that make the Dutch Securities neither qualify as game or wager (spel en weddenschap) within the meaning of the Dutch Civil Code nor fall within the scope of the Games of Chance Act (Wet op de kansspelen).

4.17                     Unilever N.V. does not and will not come to qualify as a bank within the meaning of the Financial Supervision Act (Wet op het financieel toezicht), or if it does, it complies and will continue to comply with the conditions for one of the exemptions contained in the Financial Supervision Act from the requirement to be authorised or licensed.

5                                      In our opinion:

5.1                            Unilever N.V. has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2                            Unilever N.V. has the corporate power to enter into and perform the 2014 Indenture and the Dutch Guarantees and to issue and perform the Dutch Securities.

5.3                            Unilever N.V. has taken all necessary corporate action to authorise its entry into and performance of the 2014 Indenture.

5.4                            Unilever N.V. has validly signed the 2014 Indenture.

5.5                            The entry into and performance of the 2014 Indenture and the Dutch Guarantees and the issue and performance of the Dutch Securities by Unilever N.V. does not violate Dutch law or its articles of association.

5.6                            Under Dutch law and in accordance with and subject to Regulation (EC) No 593/2008 on the law applicable to contractual obligations (Rome I) (the “Rome I Regulation”), the choice of New York law as the governing law of the 2014 Indenture, the Dutch Securities and the Dutch Guarantees is recognised as a valid choice of law and accordingly New York law governs the validity, binding effect and enforceability of the 2014 Indenture, the Dutch Securities and the Dutch Guarantees against Unilever N.V.

6                                      This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1                            The term “enforceable” as used above (including the term “give binding effect to” in relation to proceedings in a Dutch court to enforce a judgment rendered by a New York court or otherwise), or any other reference by whatever term to enforcement, means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts enforce. It does not mean that those obligations (or such judgment) will necessarily be enforced in all circumstances in accordance with their (or its) terms. We do not express any opinion as to whether specific performance or injunctive relief would be available.

6.2                            This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, Measure, resolution, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors, and any sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations or otherwise by international sanctions.

6.3                            Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen). Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company or the death of or termination by the attorney or the attorney being placed under guardianship or the attorney being disqualified as a director of the company, and will cease to have effect upon the company having been granted a suspension of payments. This qualification would also apply to the extent that the appointment of a process agent or other agent were to be deemed to constitute a power of attorney or a mandate.

6.4                            If a facsimile signature is used for the Dutch Securities or Dutch Guarantees, each signatory should consent to such use of his signature and evidence of such consent may be required for the enforcement of the Dutch Securities or Dutch Guarantees in the Netherlands. If a Dutch Security or Dutch Guarantee is signed on behalf of Unilever N.V. (manually or in facsimile) by a person who is a duly authorised representative of Unilever N.V. on signing but no longer on the actual issue date of the Dutch Security or the Dutch Guarantee, enforcement of the Dutch Security or the

Dutch Guarantee in the Netherlands may require that the holder thereof presents both the Dutch Security or the Dutch Guarantee and evidence of the agreement of Unilever N.V. to also be bound in such circumstances and evidence of the consent of the signatory.

6.5                            A provision in an agreement requiring, forbidding or restricting a company to take any action that falls within the powers of its general meeting, or similar corporate body, may not be enforceable.

6.6                            We do not express any opinion as to any “deemed” action or absence thereof.

6.7                            To the extent Dutch law applies, an indemnity will not be enforceable if the damage, loss, cost, liability or expense against which a person or legal entity is indemnified is a result of wilful misconduct or gross negligence of such person or entity or if such person or entity did not act in good faith.

6.8                            Dutch law does not know the concept of trust as this is known under common law, nor the concept of suspense account, and we do not express any opinion in respect thereof. Any provision pursuant to which moneys or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

6.9                            To the extent Dutch law applies, any provision to the effect that no holder of a Debt Security or any Coupon (as defined therein) shall have any right to institute any action or proceeding, judicial or otherwise, with respect to the Debt Securities, Dutch Guarantees or the 2014 Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, may not be enforceable in all circumstances.

6.10                     To the extent Dutch law applies, any provision to the effect that in any proceedings initiated by the Trustee, the Trustee shall be held to represent all holders of the Debt Securities to which such proceedings relate, and that it shall not be necessary to make any holders of Debt Securities party to such proceedings, may not be enforceable in all circumstances

6.11                     The enforcement in the Netherlands of the 2014 Indenture, the Dutch Securities, the Dutch Guarantees and foreign judgments will be subject to Dutch rules of civil procedure. A Dutch court may mitigate amounts due in respect of litigation and collection costs.

6.12                     A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere. We express no opinion on competing judgments resulting from any concurrent proceedings.

6.13                     Claims may become barred by limitation periods or may be or become subject to set-off or counterclaim.

6.14                     The admissibility of a choice of jurisdiction (such as for courts in the United States) and the procedural consequences of such choice are determined by the laws of the chosen jurisdiction.

6.15                     In proceedings before a court of the Netherlands the service of process against Unilever N.V. other than by personal delivery by a bailiff of the courts of the Netherlands (gerechtsdeurwaarder) and in accordance with the applicable treaties will not be considered by the court to constitute valid service of process, notwithstanding any provision to the contrary in the 2014 Indenture, the Dutch Securities or the Dutch Guarantees.

6.16                     To the extent that Dutch law applies to the transfer of title to a Dutch Security, this requires delivery (levering) pursuant to a valid agreement (geldige titel) by a transferor who has power to pass on title to that Dutch Security (beschikkingsbevoegdheid).

6.17                     To the extent that Dutch law is applicable to the Debt Securities or any transfer thereof, any provision to the effect that the (registered) holder of a Debt Security may be treated as the absolute owner thereof or solely entitled thereto may not be enforceable in all circumstances.

6.18                     We do not express any opinion as to any co-ownership interest in, or transfer of, or conversion of, any Debt Security, or as to any consolidation, substitution or assumption of obligations as provided for in Article VIII of the 2014 Indenture or any in rem matters.

6.19                     To the extent that any provisions of the Dutch Securities, the Dutch Guarantees or the 2014 Indenture are general conditions (algemene voorwaarden) within the meaning of Section 6:231 of the Dutch Civil Code, a holder of Dutch Securities or a beneficiary of Dutch Guarantees may nullify (vernietigen) a provision therein if (i) Unilever N.V. has not offered the holder of Dutch Securities or the beneficiary of Dutch Guarantees a reasonable opportunity to examine the terms and conditions of the security or the guarantee or the 2014 Indenture or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous (onredelijk bezwarend) to the holder of Dutch Securities or the beneficiary of Dutch Guarantees.

6.20                     To the extent Dutch law applies:

6.20.1           a Dutch Security will only be validly issued, and will only be valid, binding and enforceable against Unilever N.V., after that Dutch Security has been issued to and accepted and paid for by a person other than Unilever N.V.;

6.20.2           as to the acquisition of Dutch Securities by their issuer, Dutch Securities will be cancelled by operation of law unless the Dutch Securities are in bearer form and the acquisition is made through a transfer in accordance with Section 3:93 of the Dutch Civil Code), and if not cancelled those Dutch Securities will no longer be binding and enforceable against their issuer until the Dutch Securities have been acquired by a person other than the issuer.

6.21                     Bearer zero coupon Debt Securities and other Debt Securities which qualify as savings certificates as defined in the Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of their issuer or a member of Euronext Amsterdam N.V. and with due observance of the Savings Certificates Act (including registration requirements). However, no such intermediary services are required in respect of (i) the initial issue of those Debt Securities to the first holders thereof, (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade, and (iii) the transfer or acceptance of those Debt Securities, if they are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter.

6.22                     We do not express any opinion as to the authority of any of the parties other than Unilever N.V. to perform the provisions of the 2014 Indenture applicable to it.

6.23                     We do not express any opinion as to any specific issue of Dutch Securities or granting of Dutch Guarantees, which we may do in a separate opinion or reliance letter referring to this programme opinion.

6.24                     It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the Registration Statement (including the prospectus contained therein), or that no material facts have been omitted from it.

6.25                     The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that Unilever N.V. has not become the subject of an Insolvency Proceeding or Measure.

6.26                     We do not express any opinion as to facts.

7                                      This opinion is addressed to you solely for your benefit in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us made under the heading “Enforcement of Civil Liabilities Against Foreign Persons” and “Legal Matters” in the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1                               An electronic certified copy of an extract from the trade register (the “Trade Register Extract”) obtained from the chamber of commerce (the “Chamber of Commerce”) regarding Unilever N.V. dated 26 July 2017.

2                               A faxed copy of a notarial copy of Unilever N.V.’s deed of incorporation dated 9 November 1927 and of its articles of association as most recently amended on 9 May 2012, both as obtained from and according to the Chamber of Commerce.

3                               A print-out of an electronic copy of The Governance of Unilever with effect from 1 June 2014 and that with effect from 1 January 2017.

4                               A print-out of an electronic copy of an extract from the minutes of meetings of the board of directors of Unilever N.V. held on 15 May 2014 and 17 November 2016 referring to resolutions adopted by Unilever N.V.’s board of directors in such meeting; of a written resolution of the chief executive officer of Unilever N.V. dated 18 September 2014; and of a written resolution of the chief financial officer of Unilever N.V. dated 10 July 2017, in each case confirming certain matters with respect to the Unilever Group’s Shelf Programme (the “Shelf Programme”).

5                               A print-out of an electronic copy of a power of attorney dated 18 September 2014 granted by Unilever N.V. to each Executive Director, the Group Treasurer, the Chief Legal Officer, the Group Secretary and the Deputy Security of Unilever N.V. and each of Michel Pinto, Richard Hazell, David Schwartz, Steven Rapp and Robert Leek executed by the chief executive officer of Unilever N.V. (the “2014 Power of Attorney”) and of a power of attorney dated 10 July 2017 granted by Unilever N.V. to each Executive Director, the Chief Legal Officer, the Group Secretary and the Deputy Security of Unilever N.V. and each of Michel Pinto, Richard Hazell, David Schwartz, Steven Rapp, James Allison and Robert Leek executed by the chief financial officer of Unilever N.V. (the “2017 Power of Attorney” and together with the 2014 Power of Attorney, the “Powers of Attorney”).

6                               A print-out of an electronic copy of a certificate of secretary dated 30 September 2014 executed by Tonia Lovell in her stated capacity of Group Secretary of Unilever N.V.

7                               A print-out of an electronic copy of a certificate of secretary dated 27 July 2017 executed by Tonia Lovell in her stated capacity of Group Secretary of Unilever N.V.

8                               A print-out of an electronic copy of the registration statement on form F-3 dated 27 July 2017 in relation to the Shelf Programme (including the prospectus, but excluding any documents incorporated by reference in it and any exhibits to it).

9                               A print-out of an electronic copy of an executed amended and restated indenture dated as of 22 September 2014 relating to the Debt Securities (the “2014 Indenture”), between Unilever Capital Corporation as issuer, Unilever N.V. as issuer and guarantor, Unilever PLC and Unilever United States, Inc. as guarantors and The Bank of New York as trustee (the “Trustee”), including the forms of Debt Securities (when issued by Unilever N.V., the “Dutch Securities”) and the guarantees (when granted by Unilever N.V., the “Dutch Guarantees”) and the form thereof which, if applicable, we understand will be attached to or endorsed on the Debt Securities.

References to the “Debt Securities” include the Dutch Securities, unless the context requires otherwise; references to “documents” are to any and all documents mentioned in this Schedule including the Debt Securities and the Dutch Guarantees, unless the context requires otherwise.